Exhibit 23.3

                       Consent of Independent Accountants

We consent to incorporation by reference in the Prospectus Supplement to the Registration Statement (File No. 333-26887) of Health and Retirement Properties Trust on Form S-3 of our report dated April 9, 1997, on the Statement of Revenues and Certain Expenses of Seven West Associates, LLC for the period January 28, 1996 through January 25, 1997 included in Health and Retirement Properties Trust's Current Report on Form 8-K dated October 1, 1997, as amended and to the reference to us under the heading "Experts" in the Prospectus which is a part of the Registration Statement.


DELOITTE & TOUCHE LLP


New York, New York
February 11, 1998